Exhibit 99.1

Explanation of Responses:

This Form 3 is being filed on behalf of VDA Group, S.p.A. (“VDA Group”), VDA Holding, S.A. (“VDA Holding”), Meti Holding Sarl (“Meti Holding”), and Flavio De Paulis (“F. De Paulis”, and together with VDA Group, VDA Holding and Meti Holding, the “Reporting Persons”) relating to shares of common stock, par value $0.001, (the “Shares”), of Telkonet, Inc., a Utah corporation (the “Issuer”).

On August 6, 2021, the Issuer and VDA Group entered into a Stock Purchase Agreement (the “Stock Purchase Agreement”). The Stock Purchase Agreement provides that, subject to the terms and conditions set forth in the Stock Purchase Agreement, VDA Group will receive, in consideration of a capital contribution of $5,000,000, (A) 162,900,947 Shares (the “Telkonet Shares”), such that immediately following the closing of the Stock Purchase Agreement (the “Closing”), VDA Group will hold 53% of the issued and outstanding Shares on a fully diluted as exercised/converted basis and (B) a warrant (the “Warrant”) to purchase 105,380,666 additional Shares (the “Warrant Shares”), such that if exercised immediately following the Closing, VDA Group’s holdings of the Issuer’s Shares would increase to 65% of the issued and outstanding Shares of the Issuer on a fully diluted as exercised/converted basis. Under the terms of the Warrant, VDA Group is entitled to purchase the Warrant Shares, at an exercise price of $.001 per share, at any time beginning on the date the Issuer achieves a volume weighted average price of the aggregate outstanding Shares of at least $17,000,000, measured for a period of time consisting of sixty (60) consecutive trading days and ending five years after the date of issuance of the Warrant; provided, however, that the Warrant may not be exercised for the first 12 months from the Closing. Because the Closing is subject to a variety of material conditions outside the control of the Reporting Persons, including, without limitation, shareholder approval of the Amendment and the Securities Issuances (as defined below), the Reporting Persons do not currently beneficially own the Telkonet Shares, the Warrant or the Warrant Shares.

Concurrently with the entry into the Stock Purchase Agreement, on August 6, 2021, Peter T. Kross, Arthur E. Bynes, Jason L. Tienor, Jeffrey J. Sobieski, Leland D. Blatt and Tim S. Ledwick (collectively the “Voting Agreement Shareholders”), each a member of the board of directors of the Issuer and certain executive officers of the Issuer that are holders of Shares, solely in their capacities as Issuer shareholders, each individually entered into a Voting Agreement (each a “Voting Agreement” and collectively, the “Voting Agreements”) with VDA Group, pursuant to which the Voting Agreement Shareholders agreed, among other things, to vote all of their respective Shares, an aggregate of 13,695,027 Shares (the “Committed Shares”) in favor of the approval of an amendment to the Issuer’s Articles of Incorporation to effect an increase of authorized shares of Issuer Common Stock to 475,000,000 shares such being sufficient to issue the Telkonet Shares and Warrant Shares (the “Amendment”) and the issuance of the Telkonet Shares, the Warrant and Warrant Shares (collectively the “Securities Issuances”) at a meeting of the Issuer’s shareholders which will be called to approve such Amendment and Securities Issuances. Further, if the Voting Agreement Shareholders do not comply with their obligations under the Voting Agreement, VDA Group is granted a proxy to vote the Committed Shares in accordance with the Voting Agreement.

The Committed Shares represent, in the aggregate, 10.04% of the outstanding Shares, based on a total of 136,311,335 Shares outstanding as of August 6, 2021, and an additional 110,192 Shares issuable upon conversion of Series A Preferred Stock included in the Committed Shares, as represented to VDA Group by the Issuer pursuant to the Stock Purchase Agreement, all determined in accordance with Rule 13d-3.

VDA Group may be deemed to share the power to vote the Committed Shares by virtue of the Voting Agreements. VDA Holding may be deemed to share the power to vote the Committed Shares by virtue of its role as the sole shareholder of VDA Group. Meti Holding may be deemed to share the power to vote the Committed Shares by virtue of its role as the 82.7% shareholder of VDA Holding. Flavio De Paulis may be deemed to share the power to vote the Committed Shares by virtue of his role as the sole shareholder of Meti Holding. While the Reporting Persons may be deemed to possess shared voting power and thus beneficially own the Committed Shares for purposes of Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), the Reporting Persons have no pecuniary interest in the Committed Shares and therefore the filing of this Form 3 shall not be construed as an admission that any Reporting Person is, for the purposes of Section 16 of the Exchange Act, the beneficial owner of any of the Shares, and such beneficial ownership is expressly disclaimed.